Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contacts:
Mel Stephens
(248) 447-1624
Ed Lowenfeld
(248) 447-4380
Lear Receives Acquisition Proposal From American Real Estate Partners LP, An Affiliate Of
Carl C. Icahn, For $36.00 Per Share
     Southfield, Mich., February 5, 2007 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating, electronics and electrical distribution systems, today announced that following discussions with the Company, American Real Estate Partners LP, an affiliate of Carl C. Icahn, has made an offer to acquire all of the issued and outstanding shares of Lear Corporation for $36.00 per share in cash.
     Any transaction would be subject to negotiation and execution of definitive documentation and other conditions. Lear’s Board of Directors is expected to formally consider the acquisition proposal following the conclusion of on-going negotiations.
     The acquisition proposal contemplates that Bob Rossiter, Lear’s chairman and CEO, and the rest of the senior management team will remain with the Company.
     No assurances can be given that definitive documentation will be entered into or that the proposed transaction will be consummated on the terms contemplated or at all.
     Lear Corporation is one of the world’s largest suppliers of automotive interior systems and components. Lear provides complete seat systems, electronic products and electrical distribution systems and other interior products. With annual net sales of $17.8 billion in 2006, Lear ranks #127 among the Fortune 500. Lear’s world-class products are designed, engineered and manufactured by a diverse team of 104,000 employees at 275 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
Forward-Looking Statements
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission filings.
     The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.
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